Exhibit 99.1

SCBT Financial Corporation Reports

Net Operating Income Up 19.1% and Net Income Up 8.1% for the Quarter;

Declares Cash Dividend

HIGHLIGHTS:

--Earnings

  Operating Net Income of $5.7 million --- Up 19.1%
  Diluted Operating Earnings per share of $0.59 --- Up 15.7%
  Net income of $5.1 million, includes $811,000 of merger expenses
  Diluted Net Income per share of $0.54 --- Up 5.0%

--Strong asset quality

  NPAs as a percentage of loans and repossessed assets --- 33 basis points
  Net charge offs --- 0.15% in 4Q; 0.13% YTD

--Completed acquisition of TSB Financial Corporation

--Repositioned securities portfolio

COLUMBIA, S.C.--(BUSINESS WIRE)--SCBT Financial Corporation (NASDAQ: SCBT), the holding company for South Carolina Bank and Trust, National Association, South Carolina Bank and Trust of the Piedmont, National Association, and The Scottish Bank, National Association, today released its unaudited results of operations and other financial information for the three-month period and year ended December 31, 2007. The Company produced an 8.9% increase in consolidated net income to $21.6 million, and an 11.5% increase in net operating income to $22.1 million for the year 2007. Total assets for SCBT grew 19.2% to $2.6 billion at December 31, 2007.

Quarterly Cash Dividend

The Board of Directors of SCBT announces a quarterly cash dividend of 17 cents per share payable on its common stock. This per share amount is equal to the dividend paid in the immediately preceding quarter and will be payable on February 15, 2008 to shareholders of record as of February 1, 2008.

Fourth Quarter 2007 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results and a reconciliation of Non-GAAP financial measures to GAAP comparable financial measures.

The Company reported consolidated net income of $5.1 million, or $0.54 per diluted share, for the three months ended December 31, 2007 compared to consolidated net income of $4.8 million, or $0.51 per diluted share, for the fourth quarter of 2006. Net income of $21.6 million for 2007 reflects an 8.9% increase from $19.8 million in 2006. The Company had diluted earnings per share of $2.32 and $2.15 for the years ended December 31, 2007 and 2006, respectively.

During the fourth quarter of 2007, SCBT completed the acquisition of TSB Financial Corporation (TSB), the parent of The Scottish Bank. This transaction added approximately $222.4 million in assets. The Company incurred $525,000 of merger related expenses, net of tax, or $0.05 per share. On a net operating income basis that factors out these expenses, SCBT would report $0.59 per diluted share for the quarter compared to $0.51 per share for the fourth quarter of 2006, an increase of 15.7%. For 2007, net operating earnings per diluted share were $2.37, up 10.5% from $2.15 in 2006. In addition, the Company chose to reposition approximately $25.0 million of its available-for-sale investment portfolio for the current interest rate environment and incurred securities losses of $326,000, net of tax. This loss had the effect of lowering fourth quarter and full-year earnings per basic and diluted share by approximately $0.04. However, the transaction was expected to increase the book yield of the portfolio by approximately 16 basis points and have a favorable impact to net interest margin in 2008.

During the fourth quarter of 2007, the Company decided to reclassify loan origination fees previously recorded in net interest revenue with an offsetting amount of direct loan origination costs that had been included in salaries and employee benefits. The result of these reclassifications for the fourth quarter and prior periods was to decrease net interest revenue on the one hand and operating expenses on the other. Similarly, the reclassifications decreased the net interest margin but also improved (decreased) the efficiency ratio. The reclassifications had no impact on net income or equity in any of the reported periods.

The Company’s earnings growth reflected the strong profitability of its bank subsidiaries during the fourth quarter. Compared to the fourth quarter 2006, South Carolina Bank and Trust reported a 15.2% increase in net income to $5.2 million and South Carolina Bank and Trust of the Piedmont reported a 17.9% increase in net income to $785,000. For the month of December 2007, its only period as a subsidiary of SCBT, The Scottish Bank reported net income of $110,000.

“2007 was one of the most difficult years our industry has faced,” said CEO Robert R. Hill, Jr. “I am proud of the results our team has produced. Our disciplined approach to soundness, profitability and growth over the years is paying off during these turbulent times. During 2007, we continued to see exceptional loan quality, margin expansion, and significant growth in fee income. We acquired The Scottish Bank in the fourth quarter, and its integration into SCBT is going exceptionally well. We are on target relative to our pro forma analysis and have a very strong team in place and tremendous growth opportunities ahead of us. We will continue to be very committed to asset quality in 2008 and will do our utmost again to be one of the top performing banks in the country.”

During the fourth quarter of 2007, the Company’s total assets increased to $2.6 billion, a 19.2% increase over the fourth quarter of 2006. The growth in total assets was supported by growth in total deposits of $221.2 million, an increase of 13.0% over the total in the fourth quarter of 2006. Average earning assets for the quarter increased by $230.5 million, or 11.6%, compared to the comparable period in 2006. The increase includes a 15.1% increase in investment securities to $246.9 million. The acquisition of TSB added $154.4 million in loans, net of the allowance for loan losses, $30.5 million in investment securities and $168.8 million in deposits.

The Company’s annualized return on average assets (ROAA) for the fourth quarter decreased, due primarily to the acquisition of TSB, to 0.86% compared to 0.88% for the fourth quarter of 2006. Compared to the third quarter of 2007, ROAA decreased 0.14%. Excluding merger related expenses of $525,000, ROAA for the fourth quarter was 0.94%. Total shareholders' equity at December 31, 2007 was $215.1 million, an increase of 32.9% from December 31, 2006. The increase was primarily related to the acquisition of TSB during the quarter. Annualized return on average equity (ROAE) for the quarter was 10.76%, down from 11.63% for the fourth quarter of 2006. Excluding merger related expenses, ROAE was 11.86% for the fourth quarter. Annualized return on average tangible equity (ROATE) for the fourth quarter decreased to 14.53% from 15.33% for the comparable period in the prior year and from 16.70% in the third quarter of 2007. Excluding merger related expenses, ROATE for the fourth quarter was 15.98%.

Asset Quality

John C. Pollok, senior executive vice president and CFO, stated, “Asset quality continues to be one of the core values of SCBT. I am proud of this commitment to maintaining strong asset quality and the discipline of our bankers in the current economic environment, as evidenced by our low level of 33 basis points in NPAs for the quarter.”

At December 31, 2007, nonperforming loans totaled $6.3 million, representing 0.30% of period-end loans. Other real estate owned at the end of the fourth quarter was $490,000, a slight increase from $443,000 at the end of the third quarter. The allowance for loan losses at December 31, 2007 was $26.6 million and represented 1.28% of total loans. The current allowance for loan losses provides 4.19 times coverage of period-end nonperforming loans. In the fourth quarter, net charge-offs were $726,000, or an annualized 0.15% of average loans compared to 0.13% in the same period of 2006, and compared to 0.16% in the linked third quarter. On a year-to-date basis, net charge-offs were $2.3 million, or 0.13% compared to $2.6 million, or 0.16% in 2006.

Loans and Deposits

The Company increased total loans 18.3% since the fourth quarter of 2006, driven largely by continued growth in commercial loans. The acquired loans from TSB increased the total loan portfolio by $156.5 million, or 8.9% from December 31, 2006. The primary composition of the TSB loan portfolio is 59% commercial real estate, 16% commercial loans, 14% home equity loans, and 7% consumer construction and development loans. Total loans outstanding were $2.1 billion at December 31, 2007 compared to $1.8 billion for the comparable period in 2006. The balance of mortgage loans held for sale increased $3.4 million from the third quarter to $17.4 million at year end.

Deposits declined in most categories subsequent to our decision to reduce deposit rates during the latter half of the fourth quarter in step with the reduction in market rates administered by the Federal Reserve. Deposits increased by a total of $168.8 million with the acquisition of TSB. Total deposits outstanding at the end of the fourth quarter of 2007 were $1.9 billion, an increase of $221.2 million, or 13.0%, compared to the fourth quarter in 2006. When compared to the third quarter, total deposits outstanding increased $114.0 million, or 25.2% annualized, which includes the impact of the acquired deposits from TSB. Excluding the deposits acquired from TSB, total deposits decreased $54.8 million, or 12% annualized. Savings account deposit levels increased $4.3 million, or 13.5%; certificates of deposits decreased $42.1 million, or 19.0% annualized; non-interest deposits decreased $1.3 million, or 1.7% annualized. Non-interest bearing deposits increased $22.5 million, or 30.7%, to $315.9 million from the third quarter of 2007 the deposits TSB.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $21.6 million for the fourth quarter of 2007, up 14.7% from $18.8 million in the comparable period last year. Tax-equivalent net interest margin increased 10 basis points from the fourth quarter of 2006 to 3.91%; compared to the linked third quarter of 2007, tax-equivalent net interest margin increased 2 basis points from 3.89%.

The Company’s average yield on interest-earning assets increased 12 basis points while the average rate on interest-bearing liabilities increased 6 basis points from the fourth quarter of 2006. During the fourth quarter of 2007, the Company’s average total assets increased to $2.4 billion, an 11.5% increase over the fourth quarter of 2006. The increase reflected a $210.4 million increase in average total loans to $1.9 billion from the fourth quarter of 2006. The increase in volume and a 10 basis point increase in average yields on total loans contributed to a higher average yield on interest-earning assets during the fourth quarter. Average investment securities were $246.9 million at December 31, 2007, or 15.1% higher than the balance in 2006. The growth in average total assets was supported by growth in average total deposits of $148.2 million, an increase of 8.8% over the average in the fourth quarter of 2006.

Noninterest Income and Expense

Noninterest income was $7.0 million in the fourth quarter of 2007, a 6.2% increase from $6.6 million in the comparable period in 2006. This increase included a $773,000, or 22.8%, increase in service charges on deposit accounts; $165,000, or 18.3%, increase in bankcard services income; a $20,000, or 3.5%, increase in trust and investment services income and a $160,000, or 33.6%, increase in other noninterest income from the comparable period in 2006. Secondary market mortgage fees declined $536,000 or 34.1%, due to the overall slow down within the real estate industry and the industry-wide tightening of credit relative to mortgage lending. The increase in other noninterest income was driven by three factors: a $24,000 increase in the cash surrender value of bank owned life insurance; the addition of $26,000 income from TSB; and a loss on the sale of fixed assets of $116,000, which was recorded in the fourth quarter of 2006.

Noninterest expense was $19.3 million in the fourth quarter of 2007, up 16.6% from $16.6 million in the comparable period in 2006. The Company incurred $811,000 of merger related expenses which accounted for 4.9% of the increase. The increase was also driven by $1,230,000, or 12.9%, increase in salaries and employee benefits expense driven by sales volume incentives paid to employees and the addition of six full service locations since June 30, 2006. These locations accounted for approximately 19.3%, or $238,000, of the compensation increase from the same quarter a year ago, and on a year-to-date basis the increase was 29.6%, or $1.5 million. Advertising and marketing expense decreased $293,000, or 29.2%, compared to the fourth quarter of 2006. Information services expense increased $152,000, or 16.0%. Net occupancy expense increased $286,000, or 26.5%. Furniture and equipment expense increased $252,000, or 19.7%, compared to the fourth quarter in 2006.

SCBT Financial Corporation is a multi-bank holding company whose subsidiaries are South Carolina Bank and Trust, N.A., South Carolina Bank and Trust of the Piedmont, N.A and The Scottish Bank, N.A. Through these subsidiaries, SCBT Financial Corporation operates 50 financial centers in 16 South Carolina counties and Mecklenburg County of North Carolina. The Company has been serving the banking needs within the Carolinas for more than 73 years. The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation's common stock is traded on the NASDAQ Global Select MarketSM under the symbol “SCBT.”

For additional information, please visit our website at www.SCBTonline.com.

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; and (10) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of The Scottish Bank, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters.

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
EARNINGS SUMMARY (non tax equivalent)	2007	2006	% Change	2007	2006	% Change
Interest income	$39,205	$34,509	13.6%	$149,199	$127,808	16.7%
Interest expense	17,613	15,677	12.3%	68,522	54,281	26.2%
Net interest income	21,592	18,832	14.7%	80,677	73,527	9.7%
Provision for loan losses	1,641	1,552	5.7%	4,384	5,268	-16.8%
Noninterest income	6,997	6,587	6.2%	29,759	26,111	14.0%
Operating noninterest expense (b)	18,513	16,574	11.7%	72,991	64,281	13.5%
Operating earnings before income taxes	8,435	7,293	15.7%	33,061	30,089	9.9%
Provision for income taxes	2,768	2,535	9.2%	10,971	10,284	6.7%
Net operating earnings	5,667	4,758	19.1%	22,090	19,805	11.5%
Merger expenses, net of tax (b)	525	-		525	-
Net earnings	$5,142	$4,758	8.1%	$21,565	$19,805	8.9%

Basic weighted average shares	9,527	9,150	4.1%	9,275	9,126	1.6%
Diluted weighted average shares	9,536	9,262	3.0%	9,305	9,218	0.9%

Earnings per share - Basic (a)	$0.54	$0.52	3.8%	$2.33	$2.17	7.1%
Earnings per share - Basic (a)	0.54	0.51	5.0%	2.32	2.15	7.9%

Operating earnings per share - Basic (a) (b)	$0.59	$0.52	14.4%	$2.38	$2.17	9.7%
Opearating earnings per share - Diluted (a) (b)	0.59	0.51	15.7%	2.37	2.15	10.5%

Cash dividends declared per common share	$0.17	$0.17	0.0%	$0.68	$0.68	0.0%
Dividend payout ratio	27.75%	28.16%	-1.5%	29.17%	30.88%	-5.5%

(a) Earnings per share data above have been retroactively adjusted to give effect to a 5% common stock dividend paid on March 23, 2007 to shareholders of record on March 9, 2007.
(b) Excludes the effect of merger expenses of $811,000 recorded in the fourth quarter of 2007 related to the acquisition of TSB Financial Corporation.
	Fourth Quarter 2007	Twelve Months Ended 12/31/2007

Merger expenses related to the acquisition of
TSB Financial Corporation	$811	$811
Income tax effect of merger expenses	286	286
After-tax effect of merger expenses	$525	$525

Net Income Reconciliation
Operating net earnings	$5,667	$22,090
After-tax effect of merger expenses	525	525
Net earnings (GAAP)	$5,142	$21,565

Basic Earnings Per Share Reconciliation
Basic operating earnings per share	$0.59	$2.38
Per share effect of merger expenses	(0.05)	(0.05)
Basic earnings per share (GAAP)	$0.54	$2.33

Diluted Earnings Per Share Reconciliation
Diluted operating earnings per share	$0.59	$2.37
Per share effect of merger expenses	(0.05)	(0.05)
Diluted earnings per share (GAAP)	$0.54	$2.32

The company provided and management uses the above non-GAAP measures to give a more meaningful view of ongoing profit performance of the company.

	AVERAGE for Quarter Ended

BALANCE SHEET HIGHLIGHTS	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006
Mortgage loans held for sale	$13,799	$20,024	$30,124	$23,164	$22,005
Total loans (1)	1,930,938	1,810,332	1,783,715	1,766,128	1,720,546
Total investment securities	246,931	232,797	227,343	214,229	214,603
Intangible assets	45,501	35,415	35,539	35,688	35,794
Earning assets	2,212,948	2,107,966	2,081,623	2,051,044	1,982,495
Total assets	2,379,592	2,265,340	2,237,433	2,205,449	2,134,262
Noninterest bearing deposits	305,467	289,892	277,500	265,711	268,176
Interest bearing deposits	1,529,957	1,501,711	1,452,388	1,424,702	1,419,082
Total deposits	1,835,424	1,791,603	1,729,888	1,690,413	1,687,258
Fed funds purchased & repo	240,897	188,846	197,708	206,450	147,907
Other borrowings	96,610	92,353	122,587	127,240	121,588
Shareholders' equity	189,506	172,421	168,376	164,147	162,272
SCBT Financial Corporation
(Unaudited)
(Dollars in thousands, except per share data)

	AVERAGE for Twelve Months Ended
	Dec. 31,	Dec. 31,	%
BALANCE SHEET HIGHLIGHTS	2007	2006	Change
Mortgage loans held for sale	$21,747	$20,406	6.6%
Total loans (1)	1,823,196	1,646,906	10.7%
Total investment securities	230,421	205,457	12.2%
Intangible assets	38,056	35,954	5.8%
Earning assets	2,113,824	1,898,315	11.4%
Total assets	2,272,413	2,051,618	10.8%
Noninterest bearing deposits	284,766	266,400	6.9%
Interest bearing deposits	1,477,545	1,332,751	10.9%
Total deposits	1,762,311	1,599,151	10.2%
Fed funds purchased & repo	208,516	149,081	39.9%
Other borrowings	109,566	134,775	-18.7%
Shareholders' equity	173,679	155,715	11.5%
	ENDING Balance
BALANCE SHEET HIGHLIGHTS	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006
Mortgage loans held for sale	$17,351	$13,921	$28,092	$33,868	$23,236
Total loans (1)	2,083,047	1,842,226	1,806,000	1,783,337	1,760,830
Total investment securities	258,509	242,890	234,942	219,785	210,391
Intangible assets	65,618	35,372	35,497	35,622	35,749
Allowance for loan losses (1)	(26,570)	(23,822)	(23,369)	(22,955)	(22,668)
Premises and equipment	55,454	52,504	51,182	49,718	48,904
Total assets	2,597,183	2,267,243	2,274,951	2,242,500	2,178,413
Noninterest bearing deposits	342,373	293,388	285,155	273,054	256,717
Interest bearing deposits	1,585,516	1,520,454	1,498,114	1,443,345	1,449,998
Total deposits	1,927,889	1,813,842	1,783,269	1,716,399	1,706,715
Fed funds purchased & repo	296,186	172,496	200,989	201,407	203,105
Other borrowings	143,860	88,865	100,882	140,399	90,416
Total liabilities	2,382,118	2,091,771	2,105,115	2,075,900	2,016,525
Shareholders' equity	215,065	175,472	169,836	166,600	161,888

Actual # shares outstanding	10,160,432	9,201,820	9,195,057	9,182,181	8,719,146

NONPERFORMING ASSETS (ENDING balance)	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006
Nonaccrual loans	$5,353	$4,008	$3,315	$2,821	$3,567
Other real estate owned	490	443	771	525	597
Accruing loans past due 90 days or more	985	807	995	1,127	1,039
Other nonperforming assets	82	237	-	-	-
Total nonperforming assets	$6,910	$5,495	$5,081	$4,473	$5,203

Total nonperforming assets as a percentage of total loans and OREO (1)
	0.33%	0.30%	0.28%	0.25%	0.30%

	Quarter Ended

ALLOWANCE FOR LOAN LOSSES (1)	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006
Balance at beginning of period	$23,822	$23,369	$22,955	$22,668	$21,675
Allowance from acquisition	1,835	-	-	-	-
Loans charged off	(623)	(604)	(447)	(498)	(563)
Overdrafts charged off	(377)	(308)	(237)	(231)	(269)
Loan recoveries	181	116	219	109	203
Overdraft recoveries	91	88	79	125	70
Net (charge-offs) recoveries	(728)	(708)	(386)	(495)	(559)
Provision for loan losses	1,641	1,161	800	782	1,552
Balance at end of period	$26,570	$23,822	$23,369	$22,955	$22,668

Allowance for loan losses as a percentage of total loans (1)
	1.28%	1.29%	1.29%	1.29%	1.29%
Allowance for loan losses as a percentage of nonperforming loans
	419.22%	494.75%	542.20%	581.41%	492.14%
Net charge-offs as a percentage of average loans (annualized) (1)
	0.15%	0.16%	0.09%	0.11%	0.13%
Provision for loan losses as a percentage of average total loans (annualized) (1)
	0.34%	0.26%	0.18%	0.18%	0.36%

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands, except per share data)

LOAN PORTFOLIO (ENDING balance) (1)	Dec. 31, 2007	% of Total	Dec. 31, 2006	% of Total
Commercial	$245,069	11.76%	$190,635	10.82%
Consumer	117,650	5.65%	130,596	7.42%
Real estate:
Commercial	1,075,423	51.62%	835,892	47.47%
Consumer residential mortgage	256,609	12.32%	238,672	13.55%
Consumer construction and development	202,413	9.72%	196,285	11.15%
Firstline	164,104	7.88%	144,910	8.23%
Overdrafts	2,590	0.12%	2,433	0.14%
Other loans	19,434	0.93%	21,437	1.22%
Total loans (gross) (1)	2,083,292	100.00%	1,760,860	100.00%
Unearned income	(245)		(30)
Total loans (net of unearned income) (1)	$2,083,047	100.00%	$1,760,830	100.00%

Mortgage loans held for sale	$17,351		$23,236

	Quarter Ended

SELECTED RATIOS	Dec 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006

Return on average assets (annualized)	0.86%	1.00%	1.00%	0.96%	0.88%

Return on average equity (annualized)	10.76%	13.13%	13.27%	12.87%	11.63%

Return on average tangible equity (annualized)	14.53%	16.70%	16.93%	16.85%	15.33%

Net interest margin (tax equivalent)	3.91%	3.89%	3.85%	3.77%	3.81%

Efficiency ratio (tax equivalent)	65.92%	64.89%	66.15%	67.29%	63.87%

End of period book value per common share	$21.17	$19.07	$18.47	$18.14	$18.57

End of period tangible book value per common share	$14.71	$15.23	$14.61	$14.26	$14.47

End of period # shares	10,160,432	9,201,820	9,195,057	9,182,181	8,719,146

End of period Equity-to-Assets	8.28%	7.74%	7.47%	7.43%	7.43%

End of period Tangible Equity-to-Tangible Assets	5.90%	6.28%	6.00%	5.93%	5.89%

	Twelve Months Ended

	Dec. 31, 2007	Dec. 31, 2006
SELECTED RATIOS

Return on average assets (annualized)	0.95%	0.97%

Return on average equity (annualized)	12.42%	12.72%

Return on average tangible equity (annualized)	16.28%	16.98%

Net interest margin (tax equivalent)	3.85%	3.91%

Efficiency ratio (tax equivalent)	66.05%	63.80%

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	Dec. 31, 2007			Dec. 31, 2006
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$21,281	$241	4.49%	$25,341	$278	4.35%
Investment securities (taxable)	218,283	2,834	5.15%	190,797	2,287	4.76%
Investment securities (tax-exempt)	28,648	351	4.86%	23,806	300	5.00%
Mortgage loans held for sale	13,799	187	5.38%	22,005	254	4.58%
Loans (1)	1,930,938	35,592	7.31%	1,720,546	31,390	7.24%
Total Interest-earning assets	2,212,948	39,205	7.03%	1,982,495	34,509	6.91%

Noninterest-Earning Assets:
Cash and due from banks	47,300			48,426
Other assets	143,920			125,285
Allowance for loan losses	(24,577)			(21,944)
Total noninterest-earning assets	166,643			151,767

Total Assets	$2,379,592			$2,134,262

Interest-Bearing Liabilities:
Transaction and money market accounts	$550,778	$2,779	2.00%	$566,251	$3,035	2.13%
Savings deposits	135,652	786	2.30%	76,601	153	0.79%
Certificates and other time deposits	843,527	10,180	4.79%	776,230	9,245	4.73%
Federal funds purchased and repo.	240,897	2,503	4.12%	147,907	1,527	4.10%
Other borrowings	96,610	1,365	5.61%	121,588	1,717	5.60%
Total interest-bearing liabilities	1,867,464	17,613	3.74%	1,688,577	15,677	3.68%

Noninterest-Bearing Liabilities:
Demand deposits	305,467			268,176
Other liabilities	17,155			15,237
Total noninterest-bearing liabilities ("Non-IBL")	322,621			283,413
Shareholders' equity	189,506			162,272
Total Non-IBL and shareholders' equity	512,127			445,685

Total liabilities and shareholders' equity	$2,379,592			$2,134,262

Net interest income and margin (NON-TAX EQUIV.)		$21,592	3.87%		$18,832	3.77%
Net interest margin (TAX EQUIVALENT)			3.91%			3.81%

	Twelve Months Ended
	Dec. 31, 2007			Dec. 31, 2006
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$38,460	$1,973	5.13%	$25,546	$1,261	4.94%
Investment securities (taxable)	204,035	10,316	5.06%	181,989	8,551	4.70%
Investment securities (tax-exempt)	26,386	1,302	4.93%	23,468	1,165	4.96%
Mortgage loans held for sale	21,747	1,253	5.76%	20,406	984	4.82%
Loans (1)	1,823,196	134,355	7.37%	1,646,906	115,847	7.03%
Total Interest-earning assets	2,113,824	149,199	7.06%	1,898,315	127,808	6.73%

Noninterest-Earning Assets:
Cash and due from banks	48,094			57,590
Other assets	133,894			116,848
Allowance for loan losses	(23,400)			(21,135)
Total noninterest-earning assets	158,588			153,303

Total Assets	$2,272,413			$2,051,618

Interest-Bearing Liabilities:
Transaction and money market accounts	$558,467	$11,838	2.12%	$559,592	$10,556	1.89%
Savings deposits	111,484	2,166	1.94%	77,308	567	0.73%
Certificates and other time deposits	807,594	39,153	4.85%	695,851	29,707	4.27%
Federal funds purchased and repo.	208,516	9,180	4.40%	149,081	6,076	4.08%
Other borrowings	109,566	6,185	5.64%	134,775	7,375	5.47%
Total interest-bearing liabilities	1,795,628	68,522	3.82%	1,616,607	54,281	3.36%

Noninterest-Bearing Liabilities:
Demand deposits	284,766			266,400
Other liabilities	18,340			12,896
Total noninterest-bearing liabilities ("Non-IBL")	303,106			279,296
Shareholders' equity	173,679			155,715
Total Non-IBL and shareholders' equity	476,785			435,011

Total liabilities and shareholders' equity	$2,272,413			$2,051,618

Net interest income and margin (NON-TAX EQUIV.)		$80,677	3.82%		$73,527	3.87%
Net interest margin (TAX EQUIVALENT)			3.85%			3.91%

SCBT Financial Corporation
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
NONINTEREST INCOME & EXPENSE	2007	2006	% Change	2007	2006	% Change
Noninterest income:
Service charges on deposit accounts	$4,162	$3,389	22.8%	$15,114	$13,377	13.0%
Secondary market mortgage fees	1,037	1,573	-34.1%	5,796	5,613	3.3%
Bankcard services income	1,069	904	18.3%	4,136	3,422	20.9%
Trust and investment services income	595	575	3.5%	2,566	2,148	19.5%
Securities gains (losses), net	(502)	(330)	52.1%	(460)	(330)	39.4%
Other	636	476	33.6%	2,607	1,881	38.6%
Total noninterest income	$6,997	$6,587	6.2%	$29,759	$26,111	14.0%
Noninterest expense:
Salaries and employee benefits	$10,756	$9,526	12.9%	$41,712	$36,555	14.1%
Net occupancy expense	1,365	1,079	26.5%	4,950	4,227	17.1%
Furniture and equipment expense	1,530	1,278	19.7%	5,758	4,989	15.4%
Information services expense	1,103	951	16.0%	4,265	3,685	15.7%
Advertising and marketing	711	1,004	-29.2%	3,143	3,186	-1.3%
Business development and staff related	472	446	5.8%	2,097	1,717	22.1%
Professional fees	551	605	-8.9%	2,072	2,112	-1.9%
Amortization of CDI	132	130	1.5%	509	526	-3.2%
Merger expense	811	-		811	-
Other	1,893	1,555	21.7%	8,485	7,284	16.5%
Total noninterest expense	$19,324	$16,574	16.6%	$73,802	$64,281	14.8%

Note: (1) Loan data excludes mortgage loans held for sale.

CONTACT:
SCBT Financial Corporation
John C. Pollok or Richard C. Mathis, 803-765-4629